Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Epicor Software Corporation (the “Company”) on Form S-3 of our report dated March 31, 2006 related to the consolidated financial statements of Epicor Software Corporation and subsidiaries as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 27, 2007